UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2015 (February 11, 2015)

VIRTUALSCOPICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

500 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director.

Effective February 10, 2015, David Rubin resigned as a member of the board of directors of VirtualScopics, Inc. (the “Company”). There were no disagreements between Mr. Rubin and the Company. Mr. Rubin served on the Company’s Corporate Governance and Nominating Committee.

(d)	Election of Directors.

In connection with the resignation of Mr. Rubin, on February 10, 2015, the holders of the Company’s Series C-1 Preferred Stock (the “Series C Preferred”) elected Andrew Levitch as a new director. Under the terms of the Certificate of Designation of Rights and Preferences of the Series C Preferred, the holders of Series C Preferred have the exclusive right to elect one director (the “Series C Director”), and Mr. Levitch has been elected as the Series C Director.

There are no transactions involving Mr. Levitch requiring disclosure under Item 404(a) of Regulation S-K.

On February 6, 2015, upon the recommendation of the Company’s Corporate Governance and Nominating Committee, the board of directors (the “Board”) approved the appointment of Michael Woehler to the Board, with immediate effect. In connection with the appointment of Mr. Woehler, the Board approved expanding the size of the Board from six to seven directors. Mr. Woehler will hold office until the 2015 Annual Meeting of Stockholders and until a successor is elected and qualified, unless he dies, resigns or is removed before that meeting. Mr. Woehler’s compensation will be consistent with that provided to all of the Company’s non-employee directors.

There is no arrangement or understanding under which Mr. Woehler was appointed as a director. There are no transactions involving Mr. Woehler requiring disclosure under Item 404(a) of Regulation S-K.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Press Release issued by the Company on February 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: February 11, 2015	By:	/s/ James Groff
	Name:	James Groff
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on February 11, 2015.